EXHIBIT (d)(23)

Execution Version

TENDER AGREEMENT

TENDER AGREEMENT, dated as of August 26, 2022 (this “Agreement”), by and among Playtika Holding Corp., a Delaware corporation (the “Company”), Playtika Holding UK II Limited, a company organized under the laws of England and Wales (“PHUK II”), Hazlet Global Limited, a company organized under the laws of the British Virgin Islands (together with PHUK II, each, a “Holder”, and collectively, the “Holders”), Alpha Frontier Limited, an exempted company organized under the laws of the Cayman Islands (“Alpha”), Shanghai Cibi Business Information Consultancy Co., Limited, a company organized under the laws of the People’s Republic of China (“Shanghai Cibi”), Shanghai Jukun Network Technology Company Limited, a company organized under the laws of the People’s Republic of China (“Shanghai Jukun”), Giant Network Group Company Limited, a company organized under the laws of the People’s Republic of China (“Giant Network”), Giant Investment Company Limited, a company organized under the laws of the People’s Republic of China (“Giant Investment”), Yuzhu Shi, an individual (“Shi”), Equal Sino Limited, a company organized under the laws of the British Virgin Islands (“Equal Sino”), and Jing Shi, an individual (together with the Holders, Alpha, Shanghai Cibi, Shanghai Jukun, Giant Network, Giant Investment, Shi and Equal Sino, the “Giant Parties”).

RECITALS

WHEREAS, as of the date hereof, the Company announced that it has commenced a tender offer (as may be amended or supplemented from time to time, the “Offer”) for the purchase of up to 51,813,472 shares of the Company’s issued and outstanding common stock, par value $0.01 per share (each, a “Share,” and collectively, “Shares”) or such lesser number of Shares as are properly tendered and not properly withdrawn, at a price of $11.58 per Share (as may be amended or supplemented from time to time, the “Purchase Price”), to be paid to the seller in cash less any applicable withholding taxes, upon the terms and subject to the conditions described in an offer to purchase (as may be amended or supplemented from time to time, the “Offer to Purchase”), in the related letter of transmittal and in other related materials, each as may be amended or supplemented from time to time (collectively, the “Offer Documents”);

WHEREAS, as a condition to the Company’s willingness to commence the Offer, the Giant Parties have agreed to enter into this Agreement; and

WHEREAS, as of the date hereof, the Holders, in the aggregate (but without duplication), are the beneficial (as such term is defined in Rule 13d-3 under the Exchange Act, which meaning will apply for all purposes of this Agreement whenever the term “beneficial” or “beneficially” is used) holders of 231,082,594 Shares (such Shares, together with any Shares that are hereafter issued to or otherwise acquired, or beneficially owned by the Holders prior to the termination of this Agreement, being referred to as the “Subject Shares” of the Holders).

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

Definitions

1.1 Certain Definitions. For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

“Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.

“Business Day” shall have the meaning given to such term in Rule 14d-1(g) under the Exchange Act.

“Consent” shall mean any approval, consent, license, ratification, permission, waiver, order or authorization (including from any Governmental Authority).

“Contract” shall mean any legally binding contract, subcontract, agreement, obligation, license, sublicense, note, bond, mortgage, indenture, deed of trust, franchise, lease, sublease, loan, credit agreement or other instrument.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“Expiration Date” shall mean that date and time that is one (1) minute after 11:59 P.M., New York City Time, on September 26, 2022, or, if the Offer is extended, such later date and time that the Offer shall expire.

“Fully-Diluted Outstanding Shares” shall mean, as of the applicable date, the sum of (i) the aggregate number of Shares outstanding, (ii) the total number of Shares issuable upon the exercise of all outstanding stock options of the Company and (iii) the total number of Shares covered by outstanding restricted stock units or outstanding performance stock units, whether or not vested.

“Governmental Authority” shall mean (a) any government, (b) any governmental or regulatory entity, body, department, commission, subdivision, board, administrative agency or instrumentality, (c) any court, tribunal, judicial body, or an arbitrator or arbitration panel, or (d) any non-governmental self-regulatory agency, securities exchange, commission or authority, in each of (a) through (d) whether supranational, national, federal, state, county, municipal, provincial, and whether local, domestic or foreign.

“Law” shall mean any and all applicable federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, ordinance, code, rule, regulation, ruling or other legal requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Legal Proceeding” shall mean any (a) civil, criminal or administrative actions, or (b) litigations, arbitrations or other proceedings, in each of (a) and (b), before any Governmental Authority.

“Lien” shall mean any lien, claim, proxy, voting trust or agreement, option, pledge, hypothecation, charge, mortgage, security interest, encumbrance or other restriction of similar nature (including any restriction on title, the transfer of any security or other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset, including, with respect to equity interests, the right to exercise any rights of a stockholder).

“Order” shall mean any order, judgment, award, decision, decree, injunction, ruling, writ or assessment of any Governmental Authority (whether temporary, preliminary or permanent) that is binding on any Person or its property under applicable Law.

“Permit” shall mean franchises, grants, authorizations, establishment registrations, licenses, permits, easements, variances, exceptions, Consents, certificates, approvals and Orders of any Governmental Authority.

“Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Authority.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

ARTICLE II

Agreement to Tender

2.1 Agreement to Tender.

(a) Within ten Business Days after the date hereof, the Holders shall duly tender into the Offer at least 211,711,155 of the Subject Shares (with the allocation between the Holders being determined by the Holders in their discretion) pursuant to and in accordance with the terms of the Offer by (i) delivering to the depositary designated in the Offer (the “Depositary”) all documents and instruments required to be delivered pursuant to the terms of the Offer, including a joint letter of transmittal, and/or (ii) instructing the Holders’ broker or such other Person that is the holder of record of any Subject Shares beneficially owned by the Holders to tender such Subject Shares pursuant to and in accordance with the terms of the Offer.

(b) The Holders agree that once the applicable Subject Shares are tendered pursuant to the terms hereof, the Holders shall not withdraw any tender of such Subject Shares, unless and until this Agreement shall have been terminated in accordance with Section 6.1 hereof; provided that notwithstanding the foregoing the Holders may, during the 24-hour period immediately preceding the Expiration Date, validly withdraw in the aggregate up to that number of the Subject Shares previously tendered in the Offer that are (i) in excess of the number of Shares necessary, based upon the most recent number of Shares tendered in the Offer by all other holders (including pursuant to notices of guaranteed delivery) as disclosed by the Company to the Holders in writing at such time, to result in the purchase of an aggregate of 27,892,919 Subject Shares by the Company from the Holders pursuant to the Offer and (ii) to the extent not withdrawn pursuant to clause (i), any additional Shares tendered in the Offer by PHUK II that would, if tendered, result in either (A) a “Change in Control” as defined in the Playtika Holding Corp. 2021-2024 Retention Plan, as amended, or (B) the Holders beneficially owning less than 51.7% of the Fully-Diluted Outstanding Shares immediately following the consummation of the Offer (provided that the “Pre-Closing” as defined in the Joffre SPA (as defined below) has not occurred), in each case, provided further that such withdrawal is completed in accordance with the terms of the Offer and the requirements of the Depositary.

(c) If the Offer is terminated or withdrawn by the Company, the Company shall promptly return, and shall cause the Depositary to return, all tendered Subject Shares to the registered holders of the Subject Shares (and in connection with the foregoing, the Company will direct the Depositary to so return such tendered Subject Shares within three (3) business days of any such termination or withdrawal).

2.2 No Transfer. During the period beginning on the date of this Agreement and ending on the date that this Agreement shall have been terminated in accordance with Section 6.1 hereof, each Holder agrees that it shall not, directly or indirectly: (a) sell, distribute, assign, convey, transfer, grant, pledge, hypothecate or otherwise encumber or dispose of any Subject Shares; (b) deposit any Subject Shares into a voting trust or enter into a voting agreement or any other arrangement with respect to any such Subject Shares or purport to grant any proxy with respect thereto; (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer or other disposition of any Subject Shares; (d) otherwise permit any Liens to be created on any Subject Shares (except for Permitted Liens (as defined below)) or (e) commit or agree to take any of the foregoing actions (any action described in clauses (a), (b), (c), (d) and (e), a “Transfer”); provided, that the foregoing shall not prohibit (i) Transfers among the Holders or (ii) sales of Shares to JPHL (as defined below) pursuant to the terms of the Joffre SPA (as defined below), subject to the Holders’ continued compliance with Section 2.1. Any Transfer or action in violation of this Section 2.2 shall be void ab initio.

2.3 Further Assurances. Each Holder shall execute and deliver, or cause to be executed and delivered, such further certificates, instruments and other documents as the Company may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

ARTICLE III

Representations and Warranties of The Holders

Each Holder hereby represents and warrants to the Company as follows:

3.1 Authorization. Such Holder has all requisite power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. This Agreement has been duly executed and delivered by or on behalf of it and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, this Agreement constitutes a legal, valid and binding obligation of such Holder, enforceable against such Holder in accordance with its terms, except to the extent that enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally and subject to general principles of equity. Such Holder (i) is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept or equivalent) under the Laws of the jurisdiction of its organization, (ii) the execution and delivery of this Agreement, such Holder’s performance of its obligations under this Agreement and the transactions contemplated hereby have been duly authorized by all necessary corporate or other organizational action on the part of such Holder and no other corporate or other organizational action on the part of such Holder is necessary to authorize the execution and delivery of this Agreement, the performance by such Holder of its covenants and obligations hereunder or the consummation of the transactions contemplated hereby, and (iii) no approval by any holder of such Holder’s equity, membership or other security interests is necessary to approve this Agreement under applicable Law or such Holder’s organizational documents, except such approvals as have been obtained or waived on or prior to the date hereof.

3.2 Governmental Filings; No Violations; Certain Contracts.

(a) No consent, approval, order or authorization of, or registration, declaration or filing with or notice to, any Government Authority is required to be obtained or made by such Holder in connection with the execution and delivery of this Agreement, except for (i) such filings and reports as may be required pursuant to the applicable requirements of the Securities Act, the Exchange Act and any other applicable state or federal securities, takeover and “blue sky” Laws and (ii) such consents, authorizations, filings, approvals and registrations which, if not obtained or made, are not reasonably likely to prevent, materially delay or materially impair the performance of such Holder’s obligations under this Agreement.

(b) The execution and delivery by such Holder of this Agreement does not, and the performance by such Holder of its covenants and obligations hereunder and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a material benefit under (or give rise to any right of termination, cancellation, modification or acceleration or any event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right), or result in (or, with the giving of notice, the passage of time or otherwise, would result in) the creation of any Lien in or upon any of the properties, assets or rights of such Holder or any of its Affiliates under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, require any Consent of any Person or require any Permit of, or filing with or notification to, any Governmental Authority, pursuant to (A) any Contract to which such Holder or any of its Affiliates is a party or by which such Holder, any of its Affiliates or any of their respective properties or assets may be bound, (B) any Law or Order applicable to such Holder or any of its Affiliates or by which such Holder or any of its Affiliates or any of their respective properties or assets may be bound or (C) the organizational documents of such Holder or any of its Affiliates, except in each case as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of such Holder to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

3.3 Litigation. As of the date of this Agreement, there is no Legal Proceeding or governmental or administrative investigation, audit, inquiry or action pending or, to the knowledge of such Holder, threatened, against such Holder or any of its Affiliates that seeks to enjoin, or is reasonably likely to have the effect of preventing, making illegal or otherwise interfering with, the performance of such Holder’s obligations under this Agreement, except as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of such Holder to perform such Holder’s obligations under this Agreement or to consummate the transactions contemplated hereby.

3.4 Ownership of Subject Shares; Voting and Dispositive Power. As of the date hereof, the Holders, in the aggregate (but without duplication), are the beneficial holders of 231,082,594 Shares. The Holders have full voting power and power of disposition with respect to all such Subject Shares free and clear of any Liens, except (a) for any such Lien that may be imposed pursuant to (i) this Agreement, (ii) the organizational documents of the Company or (iii) any applicable restrictions on transfer under the Securities Act, including the rules and regulations promulgated thereunder, or any “blue sky” Laws of the various states of the United States and (b) the Liens set forth on Exhibit A (collectively, the “Permitted Liens”). No Permitted Liens prevent any Holder from tendering Shares in accordance with Section 2.1. Except pursuant to this Agreement or the Joffre SPA (as defined below) or as set forth in the organizational documents of the Company, no Person has any contractual or other right or obligation to purchase or otherwise directly acquire any of the Subject Shares.

3.5 Additional Company Common Stock. Each Holder hereby agrees to promptly (and in any event within one (1) Business Day) notify the Company of the number of any additional Shares with respect to which beneficial ownership is acquired by such Holder, if any, after the date hereof, by transfer or any other mechanism. Any such Shares shall automatically become subject to the terms of this Agreement as though owned by such Holder as of the date hereof.

3.6 Brokers. As of the date of this Agreement, no broker, finder, investment banker or financial advisor is or would be entitled to receive any brokerage, finder’s, financial advisory, transaction or other fee or commission in connection with this Agreement or the transactions contemplated hereby from the Company based upon agreements made by or on behalf of the Holders in their capacities as stockholders of the Company.

3.7 Value of the Shares Tendered. Each Holder is aware that future changes and developments in (a) the Company’s business and financial condition and operating results, (b) the industries in which the Company competes and (c) overall market and economic conditions, may have a favorable impact on the value of the Shares tendered in the Offer by such Holder following the tender thereof pursuant to this Agreement.

3.8 Reliance. Each Holder understands and acknowledges that the Company’s willingness to commence the Offer is in reliance upon the Holders’ execution, delivery and performance of this Agreement. Each Holder also acknowledges that the Company is relying on the representations and warranties contained in this ARTICLE III, and would not engage in the Offer in the absence of such representation and warranties.

ARTICLE IV

Representations and Warranties of the Giant Parties

Each Giant Party hereby represents and warrants to the Company as follows:

4.1 Joffre Arrangements. There are no arrangements, agreements or understandings (whether written or oral) (each, an “Additional Agreement”) between or among the Giant Parties, on the one hand, and Joffre Palace Holdings Limited (“JPHL”) or any of its Affiliates, on the other hand, regarding the Company or any Shares, other than that certain Stock Purchase Agreement, dated as of June 27, 2022, by and between PHUK II and JPHL, as amended (the “Joffre SPA”). The Joffre SPA remains in full force and effect, and neither party is in breach of the terms thereof. The Offer does not violate the terms of the Joffre SPA. Except as set forth in Schedule 4.1, the Joffre SPA has not been amended or modified and no term has been waived (whether orally or in writing) by any party thereto, and there are no discussions between such parties regarding any such amendment, modification or waiver, nor any termination or breach thereof.

4.2 Indebtedness. Schedule 4.2 lists all of the debt agreements and obligations (including guarantee obligations), and related maturity dates, of the Giant Parties that are secured by the Subject Shares or that the Giant Parties expect to fulfill with proceeds relating to the Subject Shares. The Giant Parties’ lenders have provided confirmation that the maturities existing under the Giant Parties’ various debt agreements or arrangements (including any guarantee obligations), to the extent such agreements or arrangements previously matured prior to the date of this Agreement but have not been repaid in full, have been extended to the dates set forth on Schedule 4.2, subject to the condition that the Offer be commenced on the terms and conditions included in the Offer Documents.

4.3 No Material Misstatements. No information contained in the Offer Documents or any other related documents that has been supplied by or on behalf of the Giant Parties in connection with the transactions contemplated hereby (including information relating to the Giant Parties’ liquidity needs and the transactions contemplated by the Joffre SPA) contains any untrue statement of a material fact, or omits any statement of a material fact necessary in order to make the statements contained therein not misleading.

4.4 Reliance. Each Giant Party understands and acknowledges that the Company’s willingness to commence the Offer is in reliance upon the Giant Parties’ execution, delivery and performance of this Agreement. Each Giant Party also acknowledges that the Company is relying on the representations and warranties contained in this ARTICLE IV, and would not engage in the Offer in the absence of such representation and warranties.

ARTICLE V

Other Agreements

5.1 Notification Obligations. From the date hereof until the termination of this Agreement, the Giant Parties shall promptly (and in any event within 24 hours) notify the Company of any material changes, facts, circumstances, developments or events (i) related to the transactions contemplated by the Joffre SPA (including any breaches, amendments, modifications, waivers or terminations or any written or oral request or proposal by JPHL for an amendment, modification or waiver) or any Additional Agreements entered into by any of the Giant Parties, (ii) related to the indebtedness of any Giant Party, or (iii) to which any Giant Party becomes aware that would cause any representation or warranty contained in ARTICLE III or ARTICLE IV to cease to be true and correct in any respect. The parties hereto agree that any information provided by the Giant Parties pursuant to the foregoing sentence shall be deemed “Information” as defined in, and subject to the terms of, the Confidential Disclosure Agreement, dated February 2, 2022, between PHUK II and the Company.

5.2 Indemnification. Each Giant Party shall, jointly and severally, indemnify, defend and hold harmless the Company and its controlled Affiliates (collectively, the “Indemnified Parties”), to the fullest extent lawful, from and against any and all damages, losses, liabilities, costs and expenses (including reasonable out of pocket expenses for fees of counsel) from any third Person claims or actions arising out of or related to the Offer or the Offer Documents (collectively, “Indemnifiable Losses”), but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the Offer Documents (or any amendments thereto) in reliance upon and in conformity with information provided by the Giant Parties for inclusion in the Offer Documents, which statements are set forth on Schedule 5.2. In no case shall any Giant Party be liable for any Indemnifiable Loss to the extent it is finally judicially determined that such Indemnifiable Loss arose out of the willful misconduct, fraud, bad faith or gross negligence of an Indemnified Party.

ARTICLE VI

General Provisions

6.1 Termination. This Agreement and all obligations, covenants and agreements contained herein, including the tender agreements contemplated hereby, shall automatically terminate and cease to be effective at the earliest to occur of: (a) any reduction by the Company of the Purchase Price or the number of Shares to be purchased in the Offer without the prior written approval of the Holders; (b) the effective date of a written agreement of the parties hereto terminating this Agreement; and (c) the Offer having been terminated or having expired, in each case, in accordance with the terms of the Offer to Purchase; provided, however, that in the case of any termination, ARTICLE III, ARTICLE IV, Section 5.2 and this ARTICLE VI shall survive such termination.

6.2 Notices. All notices and other communications to any party hereunder shall be in writing and shall be deemed given if personally delivered, emailed (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to a Giant Party, to such Giant Party at: the address listed below such Giant Party’s name on the signature page of such Giant Party,

With a copy (which shall not constitute notice) to:

Fenwick & West LLP
801 California Street
Mountain View, CA 94041
Attention:	David Michaels
Ken Myers
Ryan Mitteness
Niping Wu
E-mail:	[***]

If to the Company, to:

Playtika Holding Corp.

c/o Playtika Ltd.

HaChoshlim St 8

Herzliya Pituach, Israel

Attention:	Michael Cohen, Chief Legal Officer and Corporate Secretary
E-mail:	[***]

With a copy (which shall not constitute notice) to:

Latham & Watkins LLP

650 Town Center Drive

Costa Mesa, CA 92626

Attention:	Michael Treska
Darren Guttenberg
Email:	[***]

and

Sidley Austin LLP

One South Dearborn Street

Chicago, IL 60603

Attention:	Perry J. Shwachman
Jonathan A. Blackburn
Email:	[***]

and

Sidley Austin LLP

787 Seventh Avenue

New York, NY 10019

Attention:	John H. Butler
Email:	[***]

or such other address or email address as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. local time in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

6.3 Severability. In the event that any term or other provision of this Agreement, or the application thereof, is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner.

6.4 Third Party Beneficiaries. This Agreement (including the documents and instruments referred to herein) is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of such parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date hereof or as of any other date.

6.5 Governing Law; Jurisdiction; Specific Performance; Waiver to Jury Trial.

(a) This Agreement, including any claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance thereof or the transactions contemplated hereby, shall be governed by and construed and enforced in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b) Each of the parties hereto (i) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to this Agreement or the transactions contemplated by this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with Section 6.2 or in such other manner as may be permitted by applicable Law, and nothing in this Section 6.5 shall affect the right of any party to serve legal process in any other manner permitted by applicable Law; (ii) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, the state or federal courts in the State of Delaware) in the event any dispute or controversy arises out of this Agreement or the transactions contemplated hereby, or for recognition and enforcement of any judgment in respect thereof; (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (iv) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated hereby shall be brought, tried and determined only in the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state or federal court in the State of Delaware); (v) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (vi) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the aforesaid courts. Each of the parties hereto agrees that a final judgment in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

(c) The parties hereto agree that irreparable damage for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Subject to the following sentence, the parties acknowledge and agree that (i) the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 6.5(b) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement and (ii) the right of specific enforcement is an integral part of the Offer and the transactions contemplated by the Offer Documents, and without that right none of the parties hereto would have entered into this Agreement. The parties hereto agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 6.5(c) shall not be required to provide any bond or other security in connection with any such order or injunction.

(d) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 6.5(d).

6.6 Entire Agreement. This Agreement and the other agreements contemplated by or referred to herein (including any schedules, annexes and exhibits hereto or thereto) collectively constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties and their Affiliates, or any of them, with respect to the Offer.

6.7 Amendment or Supplement. Subject to compliance with applicable Law, at any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects by written agreement of (a) the Company and (b) each Holder.

6.8 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

6.9 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic transmission, including by e-mail attachment, shall be effective as delivery of a manually executed counterpart of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

PLAYTIKA HOLDING CORP.

By:	/s/ Craig Abrahams
Name:	Craig Abrahams
Title:	President and Chief Financial Officer

[Signature Page to Tender Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

PLAYTIKA HOLDING UK II LIMITED

By:	/s/ Tian Lin
Name:	Tian Lin
Title:	Director

By:	/s/ Ron Haim Korczak
Name:	Ron Haim Korczak
Title:	Director

Address: 988 Zhongkai Road, Songjiang
District, Shanghai, China 200160
Attention: [***]
Email: [***]

[Signature Page to Tender Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

HAZLET GLOBAL LIMITED

By:	/s/ Wang Ruofeir
Name:	Wang Ruofeir
Title:	Director

Address: 988 Zhongkai Road, Songjiang
District, Shanghai, China 200160
Attention: [***]
Email: [***]

[Signature Page to Tender Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

ALPHA FRONTIER LIMITED

By:	/s/ Lu Zhang
Name:	Lu Zhang
Title:	Director

Address: 988 Zhongkai Road, Songjiang
District, Shanghai, China 200160
Attention: [***]
Email: [***]

[Signature Page to Tender Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

SHANGHAI CIBI BUSINESS INFORMATION CONSULTANCY CO., LIMITED

By:	/s/ Fei Yongjun
Name:	Fei Yongjun
Title:	Legal Representative & Authorized Signatory

Address: 988 Zhongkai Road, Songjiang
District, Shanghai, China 200160
Attention: [***]
Email: [***]

[Signature Page to Tender Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

SHANGHAI JUKUN NETWORK TECHNOLOGY COMPANY LIMITED

By:	/s/ Fei Yongjun
Name:	Fei Yongjun
Title:	Legal Representative & Authorized Signatory

Address: 988 Zhongkai Road, Songjiang
District, Shanghai, China 200160
Attention: [***]
Email: [***]

[Signature Page to Tender Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

GIANT NETWORK GROUP COMPANY LIMITED

By:	/s/ Liu Wei
Name:	Liu Wei
Title:	Director & Authorized Signatory

Address: 988 Zhongkai Road, Songjiang
District, Shanghai, China 200160
Attention: [***]
Email: [***]

[Signature Page to Tender Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

GIANT INVESTMENT COMPANY LIMITED

By:	/s/ Yuzhu Shi
Name:	Yuzhu Shi
Title:	Director & Authorized Signatory

Address: 988 Zhongkai Road, Songjiang
District, Shanghai, China 200160
Attention: [***]
Email: [***]

[Signature Page to Tender Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

Yuzhu Shi

By:	/s/ Yuzhu Shi

Address: 988 Zhongkai Road, Songjiang
District, Shanghai, China 200160
Attention: [***]
Email: [***]

[Signature Page to Tender Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

EQUAL SINO LIMITED

By:	/s/ Wang Ruofei
Name:	Wang Ruofei
Title:	Director

Address: 988 Zhongkai Road, Songjiang
District, Shanghai, China 200160
Attention: [***]
Email: [***]

[Signature Page to Tender Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

Jing Shi

By:	/s/ Jing Shi

Address: 988 Zhongkai Road, Songjiang
District, Shanghai, China 200160
Attention: [***]
Email: [***]

[Signature Page to Tender Agreement]